ARTICLES OF INCORPORATION

                                       OF

                              Prime Resources, Inc.
                              ---------------------

     The undersigned natural person, who is more than eighteen (18) years of age, hereby establishes a business corporation pursuant to the laws of the State of Utah and adopts the following Articles of Incorporation:

                                    ARTICLE I

                            Corporate Name and Office
                            -------------------------

         The name of the corporation is Prime Resources, Inc. The initial office address for the corporation shall be 22 East 100 South, Fourth Floor, Salt Lake City, Utah 84111.

                                   ARTICLE II

                                    Duration
                                    --------

The corporation shall have perpetual existence.

                                   ARTICLE III

                                    Purposes
                                    --------

         The initial specific purposes of the corporation shall be to provide insurance products and securities, business and individual financial consulting and related planning services, such as retirement and health plans through one or more subsidiaries. The corporation may conduct the foregoing specific enterprises, and any other business activities, in any jurisdiction or location where it is authorized to conduct any designated business activity by its Board of Directors to include, though not limited to:

         3.1 Enter into any lawful arrangement for sharing profits, union of interest, reciprocal association or cooperative associations with any corporation, association, limited liability company, partnership, individual, or other legal entity for carrying on any business; or to enter into any general or limited partnership or joint venture for the carrying on of any business.

         3.2 To enter into any lawful merger, consolidation, asset acquisition or sale, or related transaction. To borrow or lend money and to issue securities, or engage in other security transactions for its business purposes.

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                                   ARTICLE IV

                                     Powers
                                     ------

         In furtherance of the foregoing purposes the corporation shall have, and may exercise, all of the rights, powers and privileges now or hereafter conferred upon a corporation by any state where it is authorized to conduct business. In addition, it may do everything necessary, suitable, or proper for the accomplishment of any of its corporate purposes.

                                    ARTICLE V

                          Authorized Shares and Voting
                          ----------------------------

The corporation shall have one class of stock being Fifty Million (50,000,000) shares of common, voting stock having no designated par value. All shares of stock shall be issued by the corporation for cash, tangible or intangible property, services actually performed, notes or other interests having actual value, at a rate of consideration as may be affixed, from time to time, by the Board of Directors. Fully paid stock of this corporation shall not be liable to any call and is nonassessable. There are no pre-emptive rights provision adopted by these Articles; though the By-Laws may contain provisions for adopting pre-emptive rights by the Board of Directors or the shareholders without amendment to these Articles, so far as permissible under Utah law. Each common shareholder of record shall have one vote for each share of stock standing in his, her or its name on the books of the corporation; provided that the Board of Directors may subsequently adopt standard provisions for cumulative voting without amendment to these Articles, so far as permissible under Utah law. At all meetings of the shareholders, the majority of the common shares entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum.

                                   ARTICLE VI

                           Registered Agent and Office
                           ---------------------------

         The name of the registered agent for the corporation is Terry Deru at 22 East 100 South, Fourth Floor, Salt Lake City, Utah 84111. The knowledgeable consent of the registered agent to such appointment is evidenced by his signature at the end of this document.

                                   ARTICLE VII

                                Internal Affairs
                                ----------------

         Provisions for the regulation of the internal affairs of the corporation are to be determined as set forth in the By-Laws as adopted by the initial Board of Directors of the Corporation. Thereafter, the By-Laws may be adopted, amended, or repealed by a majority vote of the Board of Directors or shareholders of the Corporation; except as to any action provided for in these Articles, the By-Laws or by statute, if any, specifying a higher voting requirement as to that provision.

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                                  ARTICLE VIII

                                    Directors

         The initial Board of Directors shall consist of three (3) individuals identified below. These initial Directors are:

 1.       Mr. Terry Deru           22 East 100 South, Fourth Floor
                                            Salt Lake City, UT 84111

 2.       Mr. Scott Deru           22 East 100 South, Fourth Floor
                                            Salt Lake City, UT 84111

 3.       Mr. Andrew Limpert                22 East 100 South, Fourth Floor
                                            Salt Lake City, UT   84111

         The number and term of Directors shall be subsequently set-out in the By-Laws provided that there shall not be less than three directors.

                                   ARTICLE IX

                         Limited Liability of Directors
                         ------------------------------

         To the fullest extent permitted by the Utah Business Corporation Act, as the same exists or may hereafter be amended, no director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for actions under
Section 16-10-44 of the Utah Business Corporation Act, or successor provision, or (iv) for any transaction from which a director derived an improper benefit.

                                    ARTICLE X

                             Meeting of Shareholders
                             -----------------------

         At any meeting of the shareholders, a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum, unless these Articles are hereafter amended to provide for different classes of stock with variable quorum requirements. If a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders; unless the vote of a greater number is required by law, or by amendment to these Articles.

                                   ARTICLE XI

                                  Incorporators
                                  -------------

         The name and address of the incorporator is as follows:

                                      Mr. Terry Deru
                                   22 East 100 South, Fourth Floor
                                   Salt Lake City, Utah 84111


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                  DONE this 26thday of March, 2002.

                        INCORPORATOR & REGISTERED AGENT:




                         Mr. Terry Deru
                         Incorporator & Registered Agent

STATE OF UTAH              )
                                    : ss.
COUNTY OF SALT LAKE )

         I hereby certify that on the day of March, 2002, personally appeared before me, a Notary Public, Mr. Terry Deru who being by me first duly sworn, declared that he is the persons who signed the foregoing document as the Incorporator and Registered Agent and that the statements therein contained are true.

                                                     NOTARY PUBLIC
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